FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-286596-06

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE PRELIMINARY PROSPECTUS TO WHICH THIS IS A SUPPLEMENT, MAY BE AMENDED

OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated November 9, 2026)

$572,889,000 (Approximate)

BENCHMARK 2026-V25 MORTGAGE TRUST
(Central Index Key number 0002155221)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

German American Capital Corporation

(Central Index Key number 0001541294)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Bank of Montreal

(Central Index Key number 0000927971)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2026-V25

This is a supplement to the prospectus dated November 9, 2026 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the same meanings as they would in the Preliminary Prospectus.

1.	The section entitled “ERISA CONSIDERATIONS— Prohibited Transaction Exemptions” in the Preliminary Prospectus is hereby supplemented by adding the following disclosure as the final paragraph under such section:

With respect to the Hall of the States Mortgage Loan (2.9%), prospective investors should note that as of the Closing Date, the borrower, MEBAR Realty LLC, is a wholly owned subsidiary of the MEBA Pension Trust, a retirement plan subject to ERISA. Further, the related guarantor is the MEBA Pension Trust. The borrower and guarantor have each represented that, during any period when the borrower’s and/or guarantor’s assets are subject to ERISA or Section 4975 of the Code, Prohibited Transaction Class Exemption 84-14, as amended (the “QPAM Exemption”), will be available to provide prohibited transaction relief for the execution, delivery and performance of the Whole Loan agreement, the related guaranty and the other loan documents and the transactions contemplated thereby, as applicable, for purposes of ERISA and Section 4975 of the Code. Investors that have relationships with L&B Realty Advisors LLP, MEBAR Realty LLC or the MEBA Pension Trust should consider the foregoing in determining whether to purchase and hold the Offered Certificates. Each beneficial owner of the Certificates will be deemed to represent that, for so long as it holds such Certificates, (a) neither it nor any affiliate has the ability to appoint or terminate, or negotiate the terms of the management agreement with L&B Realty Advisors LLP with respect to the assets of the MEBA Pension Trust involved in the Hall of the States Whole Loan or guaranty and (b) it is not affiliated with, and is not related (within the meaning of Section VI(h) of the QPAM Exemption) to, L&B Realty Advisors LLP.

(Continued on next page)

Citigroup	Deutsche Bank Securities	Barclays	BMO Capital Markets	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager				Drexel Hamilton Co-Manager
The date of this Supplement is November 12, 2026

2.	The table entitled “Sales Performance History” on page B-4 of the section entitled “ANNEX B — SIGNIFICANT LOAN SUMMARIES — Collateral Asset Summary — Loan No. 1 — West County Center” in the Preliminary Prospectus is hereby deleted and replaced with the following table and accompanying footnotes:

Sales Performance History(1)
Sales	2023	2024	2025	TTM June 2026	PSF(6)
Gross Property Sales	$313,845,412	$331,822,604	$358,395,567	$251,864,878	$706
Anchors (Owned)(2)(3)	$56,629,437	$62,001,317	$66,459,193	NAV	NAV
Anchors (Unowned)(2)(3)	$46,200,000	$45,000,000	$47,191,667	NAV	NAV
Inline > 10k SF(4)	$24,112,337	$23,892,763	$26,960,941	$21,832,956	$334
Inline < 10k SF(5)	$184,832,530	$198,722,422	$214,324,908	$225,596,303	$882
Inline < 10k SF (ex-Apple)	$134,717,433	$143,131,808	$158,682,004	$167,266,336	$680
Temporary Tenants	$2,071,108	$2,206,102	$3,458,859	$4,435,620	$125

(1)	Sales provided in underwritten rent roll as of October 1, 2026.
(2)	Anchors (Owned) includes Dick's Sporting Goods and Nordstrom. Anchors (Unowned) includes the non-collateral anchor tenants, Macy's and JCPenney.
(3)	TTM June 2026 shown as NAV, as anchor tenants only report sales annually.
(4)	TTM June 2026 excludes Barnes & Noble, as tenant only reports sales annually.
(5)	TTM June 2026 Sales include $3.5M in estimated annual sales for Urban Outfitters. Urban Outfitters recently executed a 8,995 SF lease commencing October 2, 2026, structured as 10% Percentage in Lieu of base rent (PIL).
(6)	PSF only reflects tenants for which sales are reported.

3.	The section entitled “ANNEX E-2B—EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (Goldman Sachs Mortgage Company)” in the Preliminary Prospectus is hereby amended by adding the following exception and description:

(39) Organization of Mortgagor	Hall of the States (Loan No. 12)	The Mortgagor is a wholly owned subsidiary of the MEBA Pension Trust, a retirement plan subject to ERISA. Further, the related guarantor is the MEBA Pension Trust. The Mortgagor and guarantor have each represented that, during any period when the Mortgagor’s and/or guarantor’s assets are subject to ERISA or Section 4975 of the Code, Prohibited Transaction Class Exemption 84-14, as amended (the “QPAM Exemption”), will be available to provide prohibited transaction relief for the execution, delivery and performance of the Whole Loan agreement, the related guaranty and the other Whole Loan documents and the transactions contemplated thereby, as applicable, for purposes of ERISA and Section 4975 of the Code.

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by the immediately preceding changes, the Preliminary Prospectus remains unmodified.